Exhibit 10.3

THIS 12% SENIOR SECURED NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED (A) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAW, (B) IN THE ABSENCE OF AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO INSITE VISION INCORPORATED, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (C) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

INSITE VISION INCORPORATED

12% SENIOR SECURED NOTE

$[amount]	[ , 201 ]

FOR VALUE RECEIVED, InSite Vision Incorporated, a Delaware corporation (the “Maker”), promises to pay to the order of [name] (the “Holder”), at [            ], the principal sum of $[amount] together with all accrued interest thereon, upon the terms and conditions specified below. This Note is issued pursuant to the terms of the Securities Purchase Agreement dated as of October 6, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among the Maker, Riverbank Capital Securities, Inc. and the purchasers party thereto (collectively, the “Holders”). This Note is secured pursuant to the Security Agreement dated as of October 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement” and, together with the Purchase Agreement, the “Reference Agreements”), made by the Maker in favor of the Holders and US Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) for the Purchasers (as defined in the Purchase Agreement).

1. Loan Proceeds. The Maker shall use the proceeds of this Note for general corporate purposes.

2. Due Date. Unless earlier accelerated pursuant to the terms hereof, this Note matures and the outstanding principal balance of this Note together with all accrued and unpaid interest hereunder becomes due and payable in a lump sum on [            , 201    ]1 (the “Maturity Date”); provided that if the Maker delivers written notice to the Holder at any time not less than 15 days prior to the Maturity Date stating that the Maker has elected to extend the term of this Note effective as of the Maturity Date, this Note instead matures and the outstanding principal balance of this Note together with all accrued and unpaid interest hereunder becomes due and payable in a lump sum on [            , 201    ]2 (the “Extended Maturity Date”).

1 One year from date of issuance.

2 Two years from date of issuance.

3. Interest. Interest accrues on the unpaid balance outstanding from time to time under this Note at the rate of 12% per annum until the Maturity Date; provided that (a) if the term of this Note is extended by the Maker pursuant to Section 2, then from and after the Maturity Date to and including the Extended Maturity Date, interest accrues on the unpaid balance outstanding from time to time under this Note at the rate of 14% per annum and (b), upon an Event of Acceleration, at the written election of the Majority Holders (as defined in the Purchase Agreement), any outstanding principal amount and accrued but unpaid interest bears interest at the rate of 20% per annum from the date of such Event of Acceleration. All computations of interest are made on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Accrued and unpaid interest is due and payable semi-annually on [            ]3 and [            ]4, and semi-annually thereafter, and at the maturity of this Note. In no event will the interest rate payable under this Note exceed the maximum rate of interest permitted to be charged under applicable law. If the rate of interest payable under this Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law exceeds such reduced rate of interest then provided for hereunder, then the rate provided for hereunder will be increased to a rate not to exceed the maximum rate permitted by applicable law at such time, such that the total amount of interest received by the Holder is equal to or as nearly equal to the amount provided for in the first sentence of this Section 3 as applicable law permits.

4. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Subject to Sections 8 and 9, prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

5. Covenants. The Maker covenants and agrees that until this Note is paid in full it shall:

(A)	promptly after the occurrence of an Event of Acceleration (as defined below) or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Acceleration, provide the Holder and Collateral Agent with a certificate of the chief executive officer or chief financial officer of the Maker specifying the nature of such event, act or condition and the Maker’s proposed cure thereto;

(B)	not, without the written consent of the Majority Holders (i) incur any indebtedness for money borrowed, other than indebtedness (a) in an aggregate amount not to exceed $100,000, (b) owing to a seller incurred solely for the purpose of financing the purchase price of an asset of a type customarily purchased by the Maker acquired from such seller or (c) that is subordinated to this Note in a manner reasonably satisfactory to the Holder or (ii) grant, or permit to be created, any lien other than the security interests created under the Security Agreement and any security interest which would constitute a Permitted Lien (as defined in the Security Agreement);

3 Last day of the sixth month after issuance.

4 Last day of the twelfth month after issuance.

(C)	not, without the prior written consent of the Majority Holders, directly or indirectly (i) purchase, redeem, retire or otherwise acquire for value any of its capital stock or other securities now or hereafter outstanding, return any capital to its stockholders (other than the repurchase at cost of shares of unvested or restricted stock as permitted under the Company’s stock option or stock purchase plan upon termination of employment or service), or distribute any of its assets to its stockholders or (ii) make any payment or declare any dividend on any of its capital stock or other securities;

(D)	not, without the prior written consent of the Majority Holders, change its primary line of business from that conducted by it as of the date hereof; or

(E)	not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate (as defined in the Purchase Agreement) of the Maker, other than on terms and conditions at least as favorable to the Maker, as applicable, as would reasonably be obtained by the Maker at that time in a comparable arm’s-length transaction with a Person (as defined in the Purchase Agreement) other than an Affiliate.

6. Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, becomes immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events (each an “Event of Acceleration”):

(A)	the Maker fails to make any payment of principal or interest due under this Note; provided that such occurrence is not an Event of Acceleration unless such condition remains uncured at the end of the third business day after such payment is due, other than payments due upon maturity which is an Event of Acceleration immediately upon such failure;

(B)	the Maker fails to observe or perform, in any material respects, any term or provision of this Note or any Reference Agreement; provided that such occurrence is not an Event of Acceleration unless such condition remains uncured at the end of the 10th day after the earlier of (i) written notice from any Holder (or the Collateral Agent) of the occurrence of such failure and (ii) the Holder’s receipt of written notice from the Maker of the occurrence of such event in accordance with Section 6(H); provided that if such failure cannot by its nature be cured within the ten day period or cannot after diligent attempts by the Maker be cured within such ten day period, and such failure is likely to be cured within a reasonable time, then the Maker will have an additional period (not in any case to exceed 30 days) to attempt to cure such failure, and within such reasonable time period the failure to cure such failure is not an Event of Acceleration;

(C)	any representations or warranties of the Maker in any of the Reference Agreements is found to be untrue or incorrect and the effect of which has a material adverse effect on the business or operations of the Maker or impairs the ability of the Maker to repay this Note on the Maturity Date or the Extended Maturity Date, as the case may be;

(D)	pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Maker (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official, (iv) makes an assignment for the benefit of its creditors or (v) admits in writing its inability generally to pay its debts as they become due;

(E)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Maker or substantially all of the Maker’s properties or (iii) orders the liquidation of the Maker, and in each case the order or decree is not dismissed or stayed within 30 days;

(F)	any order, judgment or decree (other than in connection with any amounts payable to Chandler Dawson or his heirs or assigns) is entered against the Maker decreeing the dissolution or split-up of the Maker or any money judgment in excess of $500,000 (exclusive of amounts covered by insurance or subject to indemnification by a person capable of fulfilling its indemnification obligations, for which the insurer or person providing indemnity has acknowledged responsibility) and, in each case, the order, judgment or decree is not paid, dismissed or stayed within 60 days;

(G)	The occurrence of any event of acceleration or default under any other note issued or obligation for borrowed money with a principal amount in excess of $100,000 owed by Maker; or

(H)	the Maker fails to provide written notice to the Holders and Collateral Agent of the occurrence of any event set forth in this Section 6 within ten days of an officer of the Maker having knowledge of the occurrence of such event.

7. Security. Payment of this Note is secured by a lien on the Collateral (as defined in the Security Agreement) in accordance with the Security Agreement. The Maker remains liable for payment of this Note, and assets of the Maker, in addition to the Collateral under the Security Agreement, may be applied to the satisfaction of the Maker’s obligations hereunder. In the case of any Event of Acceleration, the Holder, or the Collateral Agent on behalf of the Majority Holders, as applicable, has the rights set forth herein and as set forth in the Security Agreement.

8. Optional Redemption. This Note may be redeemed by the Maker at any time upon 10 days prior written notice to the Holder, in whole or in part, at a redemption price equal to 100% of the principal amount of this Note plus accrued but unpaid interest thereon (the “Redemption Price”); provided that if at the time of such redemption a Subsequent Closing had occurred more than 210 days after the Initial Closing, then the Redemption Price for such redemption is increased by an amount equal to the interest that would have been payable to the Holder until the Maturity Date or, if the Maker has elected to extend the term of this Note pursuant to Section 2, the Extended Maturity Date, in each case had such redemption not occurred.

9. Mandatory Redemption. The Maker shall redeem this Note at the Redemption Price within ten days after the consummation of a Qualified Financing or a Sale of Maker. For purposes hereof, (a) “Qualified Financing” means the closing of an equity financing or series of equity financings by the Maker resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Maker of at least $25,000,000 and (b) “Sale of Maker” means a transaction (or series of related transactions) between the Maker and one or more non-affiliates, pursuant to which such party or parties acquire (i) capital stock of the Maker possessing the voting power to elect a majority of the board of directors of the Maker (whether by merger, consolidation, sale or transfer of the Maker’s capital stock or otherwise) or (ii) all or substantially all of the Maker’s assets determined on a consolidated basis; provided that a transaction (or series of related transactions) pursuant to which the then-existing holders of the Maker’s capital stock immediately prior to such transaction (or series of related transactions) continue to own, directly or indirectly, a majority of the outstanding shares of the capital stock of the Maker or such other resulting, surviving or combined company resulting from such transaction (or series of related transactions) is not a Sale of Maker.

10. Transfer Restrictions. This Note is subject to transfer restrictions as set forth in the Purchase Agreement.

11. Collection. If action is instituted to collect this Note, the Maker shall pay all out-of-pocket costs and expenses (including reasonable attorney fees) incurred in connection with such action.

12. Amendment; Waiver. Any modification, amendment or waiver of any term of this Note must be made in writing and signed by the Majority Holders and the Maker; provided that the Holders that do not consent to such modification, amendment or waiver will be treated the same as the Holders that do consent to such modification, amendment or waiver. Any such modification, amendment or waiver shall be limited to its express terms. No delay by the Holder in acting with respect to the terms of this Note constitutes a waiver of any breach, default, or failure of a condition under this Note.

13. Maker’s Waivers. The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

14. Construction; Section Headings. This Note is the result of negotiations among, and has been reviewed by the Holder, the Maker and their respective counsel. Accordingly, this Note is deemed to be the product of all parties hereto and no ambiguity may be construed in favor of or against the Holder or the Maker. The headings of Sections in this Note are provided for convenience only and do not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note are construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.

15. Notices. All notices and other communications provided for hereunder must be delivered as provided in the Purchase Agreement.

16. Governing Law. This Note is construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York).

17. Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.

18. Replacement of Note. Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and (if mutilated) upon surrender and cancellation of this Note, the Maker shall make and deliver to the Holder a new note of like tenor in lieu of this Note. Any replacement note made and delivered in accordance with this Section 18 will dated as of the date hereof.

(Signature Page Follows)

Executed and delivered as of the day and year and at the place first above written.

INSITE VISION INCORPORATED

By:
Name:	Timothy M. Ruane
Title:	Chief Executive Officer

[Signature Page to 12% Senior Secured Note]